UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2021

Angi Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street, Suite 700 Denver, CO	80205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2021, Yilu Zhao notified Angi Inc. (the “Company” or the “Registrant”) of her decision to resign from the Company’s board of directors and Audit Committee, effective upon the effective appointment of her successor to the Company’s board of directors and Audit Committee. Ms. Zhao’s decision to step down from these roles was not the result of any disagreement with the Company or the Company’s board of directors regarding any matters relating to the Company’s operations, policies or practices.

On November 18, 2021, Sandra Buchanan Hurse was appointed (effective November 19, 2021) to the Company’s board of directors and appointed to the Executive Compensation and Compensation Committees. Ms. Hurse, age 56, has served as Managing Director, Chief Human Resources Officer of GCM Grosvenor, a leading global alternative asset firm, since May 2018. In this role, Ms. Hurse is responsible for overseeing GCM Grosvenor’s global human resources function, together with its office and real estate services. In addition to her role as Chief Human Resources Officer, Ms. Hurse serves as a member of GCM Grosvenor’s Office of the Chairman, as well as a member of the firm’s Environmental, Social and Governance and Diversity, Equity and Inclusion committees. Prior to her tenure at GCM Grosvenor, Ms. Hurse held various positions at Bank of America from 2013 and 2018, most recently serving as the Global Head of Human Resources for Corporate and Investment Banking. Prior to her tenure at Bank of America, Mr. Hurse held leadership roles in Talent Management and Talent Acquisition at Goldman Sachs & Co. from 2006 to 2013 and JP Morgan Chase & Co. from 1998 to 2006. In her not-for-profit affiliations, Ms. Hurse serves as a member of the board and the Human Resources Committee of The Harlem School of Arts, a member of the Council for Urban Professionals and as co-chair of its Nominating Committee and a member of the board and Finance Committee of the Thurgood Marshall College Fund. Mr. Hurse received a B.B.A in Finance and Sociology from Bernard M. Baruch College and a M.B.A in Marketing from the University of Michigan.

On November 18, 2021, Jeremy G. Philips was appointed (effective November 19, 2021) to the Company’s board of directors and appointed to the Audit Committee. Mr. Philips, age 49, has been a general partner of Spark Capital, a venture capital firm responsible for early stage funding of technology startups, since May 2014. From January 2012 until May 2014, Mr. Philips invested in various private technology companies. From June 2010 to January 2012, Mr. Philips served as the Chief Executive Officer of Photon Group Limited, a holding company listed on the Australian Securities Exchange. From July 2004 to March 2010, Mr. Philips held various positions of increasing responsibility with News Corporation, most recently serving as an Executive Vice President in the Office of the Chairman. Prior to his tenure ay News Corporation, among other roles, Mr. Philips co-founded and served a Vice-Chairman of ecorp, a publicly traded Internet holding company. Mr. Philips serves on the boards of directors of Affirm Holdings, Inc., a publicly traded online payment platform based on trust, transparency and putting people first, and TripAdvisor, Inc., a publicly traded online travel research company, as well as several private Internet companies. Mr. Philips also serves as an adjunct professor at Columbia Business School and holds a B.A. and LL.B. from the University of New South Wales and an MPA from the Harvard Kennedy School of Government.

A description of the compensation payable to Ms. Hurse and Mr. Philips for their services as members of the Company’s board of directors, to Ms. Hurse for her services as a member of the Executive Compensation and Compensation Committees, and to Mr. Philips for his services as a member of the Audit Committee, is set forth under the caption “Director Compensation” in the Company’s definitive proxy statement, dated as of April 27, 2021, which was filed with the U.S. Securities and Exchange Commission on April 27, 2021 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Angi Inc., dated November 18, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI INC.

	By:	/s/ Shannon M. Shaw
	Name:	Shannon M. Shaw
	Title:	Chief Legal Officer
Date: November 18, 2021